EXHIBIT 10.1

                          FORM OF

               TERMINATION BENEFITS AGREEMENT
     AS AMENDED AND RESTATED, EFFECTIVE JANUARY 1, 1993

 [See Schedule A attached hereto for a list of parties to, and dates of, the Termination Benefits Agreements]

     This Agreement, dated as of January 1, 1993, by and among
IPALCO ENTERPRISES, INC., an Indiana corporation having its principal executive offices at 25 Monument Circle, Indianapolis, Indiana 46204 ("IPALCO"), INDIANAPOLIS POWER & LIGHT COMPANY, an Indiana corporation having its principal executive offices at 25 Monument Circle, Indianapolis,
Indiana 46204 ("IPL") (both IPALCO and IPL being collectively referred to
herein as the "Company"), and   , an Indiana resident whose mailing address
is (the "Executive").

                      R E C I T A L S

     The following facts are true:

     A. The Executive is serving the Company as a key executive officer, and is expected to continue to make a major contribution to the profitability, growth, and financial strength of the Company.

     B. The Company considers the continued services of the Executive to be in the best interests of the Company and its shareholders, and desires to assure itself of the availability of such continued services in the future on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt to obtain control of the Company.

     C. The Executive is willing to remain in the employ of the Company upon the understanding that the Company will provide him with income security upon the terms and subject to the conditions contained herein if his employment is terminated by the Company without cause or if he voluntarily terminates his employment for good reason.

     D.  If the Company and Executive entered into one or more
Termination Benefits Agreements prior to this Agreement (the "Prior Termination Benefits Agreements"), this Agreement is intended to supersede and replace the Prior Termination Benefits Agreements.

                     A G R E E M E N T

     In consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and the Executive agree as follows:

     1. Undertaking. The Company agrees to pay to the Executive the termination benefits specified in paragraph 2 hereof if (a) control of IPALCO is acquired (as defined in paragraph 3(a) hereof) during the term of this Agreement (as described in paragraph 5 hereof) and
(b) within three (3) years after the acquisition of control occurs
(i) the Company terminates the employment of the Executive for any reason other than Cause (as defined in paragraph 3(b) hereof), death, the Executive's attainment of age sixty-five (65) or total and permanent disability, or (ii) the Executive voluntarily terminates his employment for Good Reason (as defined in paragraph 3(c) hereof).

     2. Termination Benefits. If the Executive is entitled to termination benefits pursuant to paragraph 1 hereof, the Company agrees to pay to the Executive as termination benefits in a lump-sum payment within five (5) calendar days of the termination of the Executive's employment an amount to be computed by multiplying
(i) the Executive's average annual compensation (as defined in Section
280G of the Internal Revenue Code of 1986, as amended (the "Code")) payable by the Company which was includable in the gross income of the Executive for the most recent five (5) calendar years ending coincident with or immediately before the date on which control of the Company is acquired (or such portion of such period during which the Executive was an employee of the Company), by (ii) two hundred ninety-nine and ninety-nine one hundredths percent (299.99%). For purposes of this Agreement, employment and compensation paid by any direct or indirect subsidiary of the Company will be deemed to be employment and compensation paid by the Company.

     3.  Definitions.

                   (a)  As used in this Agreement, the
                "acquisition of control" means:

                       (i) The acquisition by any individual, entity or
                   group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent
                   (20%) or more of either (A) the then outstanding shares of common stock of IPALCO (the "Outstanding IPALCO
                   Common Stock") or (B) the combined voting power of the then outstanding voting securities of IPALCO entitled to vote generally in the election of directors (the "Outstanding IPALCO Voting Securities"); provided, however, that the following acquisitions shall not constitute an acquisition of control: (A) any acquisition directly from IPALCO (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by IPALCO, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by IPALCO, IPL or any corporation controlled by IPALCO or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A), (B) and (C) of subsection (iii) of this paragraph 3(a) are satisfied;

                       (ii) Individuals who, as of the date hereof, constitute the Board of Directors of IPALCO (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of IPALCO (the "Board"); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by IPALCO's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                        (iii) Approval by the shareholders of IPALCO of a
                   reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (A) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding IPALCO Common Stock and Outstanding IPALCO Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding IPALCO Stock and Outstanding IPALCO Voting Securities, as the case may be, (B) no Person (excluding IPALCO, any employee benefit plan or related trust of IPALCO, IPL or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, twenty percent
                   (20%) or more of the Outstanding IPALCO Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

                       (iv) Approval by the shareholders of IPALCO of (A) a complete liquidation or dissolution of IPALCO or (B) the sale or other disposition of all or substantially all of the assets of IPALCO, other than to a corporation, with respect to which following such sale or other disposition (1) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding IPALCO Common Stock and Outstanding IPALCO Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding IPALCO Common Stock and Outstanding IPALCO Voting Securities, as the case may be,
                   (2) no Person (excluding IPALCO and any employee benefit plan or related trust of IPALCO, IPL or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty percent (20%) or more of the Outstanding IPALCO Common Stock or Outstanding IPALCO Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of IPALCO; or

                       (v) The closing, as defined in the documents relating to, or as evidenced by a certificate of any state or federal governmental authority in connection with, a transaction approval of which by the shareholders of IPALCO would constitute an "acquisition of control" under subsection (iii) or (iv) of this section 3(a) of this Agreement.

                   Notwithstanding anything contained in this Agreement to
              the contrary, if the Executive's employment is terminated before an "acquisition of control" as defined in this section 3(a) and the Executive reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect an "acquisition of control" and who effectuates an "acquisition of control" (a "Third Party") or (ii) otherwise occurred in connection with, or in anticipation of, an "acquisition of control" which actually occurs, then for all purposes of this Agreement, the date of an "acquisition of control" with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive's employment.

                   (b) As used in this Agreement, the term "Cause" means fraud, dishonesty, theft of corporate assets, or other gross misconduct by the Executive. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to him and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in the first sentence of the subsection and specifying the particulars thereof in detail.

                   (c) As used in this Agreement, the term "Good Reason" means, without the Executive's written consent, (i) a demotion in the Executive's status, position or responsibilities which, in his reasonable judgment, does not represent a promotion from his status, position or responsibilities as in effect immediately prior to the change in control; (ii) the assignment to the Executive of any duties or responsibilities which, in his reasonable judgment, are inconsistent with such status, position or responsibilities; or any removal of the Executive from or failure to reappoint or reelect him to any of such positions, except in connection with the termination of his employment for total and permanent disability, death or Cause or by him other than for Good
              Reason; (iii) a reduction by the Company in the Executive's base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement or the Company's failure to increase (within twelve (12) months of the Executive's last increase in base salary) the Executive's base salary after a change in control in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all executive and senior officers of the Company effected in the preceding twelve (12) months; (iv) the relocation of the principal executive offices of IPALCO or IPL, whichever entity on behalf of which the Executive performs a principal function of that entity as part of his employment services, to a location outside the Indianapolis, Indiana metropolitan area or the Company's requiring him to be based at any place other than the location at which he performed his duties prior to a change in control, except for required travel on the Company's business to an extent substantially consistent with his business travel obligations at the time of a change in control; (v) the failure by the Company to continue in effect any incentive, bonus or other compensation plan in which the Executive participates, including but not limited to the Company's stock option and restricted stock plans, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan), with which he has consented, has been made with respect to such plan in connection with the change in control, or the failure by the Company to continue his participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein; (vi) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by him or to which he was entitled under any of the Company's pension, profit sharing, life insurance, medical, dental, health and accident, or disability plans in which he was participating at the time of a change in control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive him of any material fringe benefit enjoyed by him or to which he was entitled at the time of the change in control, or the failure by the Company to provide him with the number of paid vacation and sick leave days to which he is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect on the date hereof; (vii) the failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Agreement; (viii) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph 4(c) hereof (and, if applicable, paragraph 3(b) hereof); and for purposes of this Agreement, no such purported termination shall be effective; or (ix) any request by the Company that the Executive participate in an unlawful act or take any action constituting a breach of the Executive's professional standard of conduct.

                   Notwithstanding anything in this paragraph 3(c) to the
              contrary, the Executive's right to terminate his employment pursuant to this paragraph 3(c) shall not be affected by his incapacity due to physical or mental illness.

           4. Additional Provisions.

                   (a) Enforcement of Agreement. The Company is aware that upon the occurrence of a change in control the Board of Directors or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take or attempt to take other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action, nor be bound to negotiate any settlement of his rights hereunder, because the cost and expense of such legal action or settlement would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if following a change in control it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from the Executive the benefits entitled to be provided to the Executive hereunder and that the Executive has complied with all of his obligations under this Agreement, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company as provided in this paragraph 4(a), to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether such action is by or against the Company or any director, officer, shareholder, or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by the Executive as hereinabove provided shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum aggregate amount of $500,000. Any legal expenses incurred by the Company by reason of any dispute between the parties as to enforceability of or the terms contained in this Agreement, notwithstanding the outcome of any such dispute, shall be the sole responsibility of the Company, and the Company shall not take any action to seek reimbursement from the Executive for such expenses.

                   (b) Severance Pay; No Duty to Mitigate. The amounts payable to the Executive under this Agreement shall not be treated as damages but as severance compensation to which the Executive is entitled by reason of termination of his employment in the circumstances contemplated by this Agreement. The Company shall not be entitled to set off against the amounts payable to the Executive any amounts earned by the Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

                   (c) Notice of Termination. Any purported termination by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with paragraph 4(k) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of his employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

                   (d) Internal Revenue Code. Anything in this Agreement to the contrary notwithstanding, in the event that Deloitte
              & Touche determines that any payment by the Company to or for the benefit of the Executive pursuant to the terms of this Agreement would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Code, then the amount payable to or for the benefit of the Executive pursuant to this Agreement shall be reduced (but not below zero) to the maximum amount payable without causing the payment to be nondeductible by the Company because of Section 280G of the Code. Such determination by Deloitte & Touche shall be conclusive and binding upon the parties.

                   (e) Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives, successors, and assigns, but neither this Agreement nor any right hereunder may be assigned or transferred by either party hereto, any beneficiary, or any other person, nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy, or other legal process of any kind against the Executive, his beneficiary or any other person. Notwithstanding the foregoing, the Company will assign this Agreement to any corporation or other business entity succeeding to substantially all of the business and assets of the Company by merger, consolidation, sale of assets, or otherwise and shall obtain the assumption of this Agreement by such successor.

                   (f) Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. All representations, promises, and prior or contemporaneous understandings among the parties with respect to the subject matter hereof, including any Prior Termination Benefits Agreements, are merged into and expressed in this Agreement, and any and all prior agreements between the parties with respect to the subject matter hereof are hereby cancelled.

                   (g) Amendment. This Agreement shall not be amended, modified, or supplemented without the written agreement of the parties at the time of such amendment, modification, or supplement.

                   (h) Governing Law. This Agreement shall be governed by and subject to the laws of the State of Indiana.

                   (i) Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had not been contained herein.

                   (j) Captions. The captions in this Agreement are for convenience and identification purposes only, are not an integral part of this Agreement, and are not to be considered in the interpretation of any part hereof.

                   (k) Notices. Except as otherwise specifically provided in this Agreement, all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by registered or certified mail, postage prepaid, addressed as set forth above, or to such other address as shall be furnished in writing by any party to the others.

                   (l) Waivers. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed to be a valid waiver unless such waiver is in writing or, even if in writing, shall be deemed to be a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

                   (m) Gender. The use of the masculine gender throughout this Agreement is solely for convenience; thus, in cases where the Executive is female, the feminine gender shall be deemed to be used in place of the masculine gender.


           5. Term of this Agreement. This Agreement shall remain in effect until January 1, 1998 or until the expiration of any extension thereof. The term of this Agreement shall be automatically extended for one (1) year periods without further action of the parties as of January 1, 1994 and each succeeding January 1 thereafter, unless IPALCO shall have served written notice to the Executive prior to January 1, 1994 or prior to January 1 of each succeeding year, as the case may be, of its intention that the Agreement shall terminate at the end of the five (5) year period that begins with the January 1 following the date of such written notice.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                       IPALCO ENTERPRISES, INC.

                       By:

Attest:




                       INDIANAPOLIS POWER & LIGHT COMPANY

                       By:

Attest:

                         SCHEDULE A
                             TO
               TERMINATION BENEFITS AGREEMENT
     As Amended and Restated, Effective January 1, 1993

By and among IPALCO Enterprises, Inc., Mid-America Capital
Resources, Inc. and the following individuals:

Joseph A. Gustin
David C. Kiesel
Daniel L. Short
William A. Tracy

By and among IPALCO Enterprises, Inc., Indianapolis Power & Light
Company and the following individuals:

Michael G. Banta (effective as of July 1, 1995)
John C. Berlier, Jr.
John R. Brehm
Max Califar
Ralph E. Canter (effective as of May 1, 1995)
John R. Hodowal
Ramon L. Humke
Donald W. Knight
Robert A. McKnight, Jr.
Steven L. Meyer
Stephen J. Plunkett
Robert W. Rawlings
Joseph A. Slash
Clark L. Snyder
Thomas A. Steiner
Gerald D. Waltz
John D. Wilson
Bryan G. Tabler (effective as of October 1, 1994)
Wendy V. Yerkes (effective as of May 1, 1995)

By and between IPALCO Enterprises, Inc. and the following individuals:

Maurice O. Edmonds
N. Stuart Grauel
Susan Hanafee (effective as of May 1, 1995)

By and among IPALCO Enterprises, Inc. and Store Heat and Produce
Energy, Inc. and the following individual:

Michael J. Farmer (effective as of February 6, 1995)